EXHIBIT 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this "Agreement") is entered into as of August 5, 2026, by and between Duos Technologies Group, Inc., a Florida corporation ("Group"), and Sandbank Acosta LLC, a Florida limited liability company ("Buyer"). Duos Technologies, Inc., a Florida corporation ("Tech"), is the operating company for whose benefit the Services will be provided following the Closing under that certain Stock Transfer Agreement dated effective as of June 30, 2026, by and between Group and Buyer (the "STA").

RECITALS

A. Pursuant to the STA, Buyer is acquiring all of the issued and outstanding equity interests of Tech from Group. All capitalized terms used herein without definition shall have the meanings ascribed to them in the STA.

B. In connection with the transactions contemplated by the STA, Buyer has requested that Group provide certain limited transition services for a temporary post-Closing period.

C. The parties desire to set forth the terms and conditions under which Group will provide such Services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the STA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.- DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

"Applicable Law" means all federal, state, and local laws, statutes, ordinances, regulations, rules, orders, and other legal requirements applicable to the performance of this Agreement or the Services.

"Business Day" means any day other than a Saturday, Sunday, or legal holiday on which commercial banks in Florida are authorized or required to close.

"Confidential Information" means all nonpublic information disclosed or made available by one party to the other party in connection with this Agreement, including employee data, payroll data, benefits information, financial information, customer information, business records, credentials, and proprietary information. “Confidential Information” excludes information that (i) is or becomes generally available to and known by the public, other than due to the receiving party’s breach of this Agreement, (ii) the receiving party rightfully possessed without a duty of confidentiality before obtaining it from the disclosing party hereunder (it being agreed that this exception is not applicable to any Confidential Information of the disclosing party that is in the possession of the receiving party solely by virtue of the parties formerly being affiliated), or (iii) the receiving party received on an unrestricted basis from a source unrelated to either party and not under a duty of confidentiality with respect to the information.

"Effective Date" means the Closing Date under the STA.

"Employee Costs" means all compensation, wages, bonuses, payroll taxes, benefit costs, insurance costs, employer contributions, reimbursements, and other employment-related or personnel-related expenses actually incurred in connection with the Services.

"Handling Fee" means a fee equal to five percent (5%) of the Reimbursable Costs and expenses invoiced under this Agreement, except to the extent the parties expressly agree in writing that a particular cost category is excluded from the Handling Fee.

"Person" means any individual, corporation, partnership, limited liability company, association, trust, Governmental Authority, or other entity.

"Services" means the transition services described in this Agreement and Schedule 1.

"Term" has the meaning set forth in Section 2.1.

2.- TERM; SCOPE; GENERAL FRAMEWORK

2.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Agreement, shall continue through December 31, 2026.

2.2 Temporary Nature of Services. The Services are temporary transition services only. Group is not agreeing to manage the general business of Tech, to serve as a professional employer organization, or to provide any service other than the Services expressly described in this Agreement or Schedule 1.

2.3 Benefit of Services. The Services are being provided for the benefit of Buyer and Tech in connection with the post-Closing transition contemplated by the STA.

2.4 Performance Through Affiliates and Personnel. Group may perform any Service directly or through one or more of its Affiliates, employees, officers, contractors, or agents; provided that Group shall remain responsible for the performance of the Services in accordance with this Agreement.

2.5 No Obligation to Provide Unlisted Services. Group shall have no obligation to provide any service not expressly set forth in Schedule 1 unless the parties agree in writing to amend this Agreement or Schedule 1.

3.- SERVICES

3.1 HR Services. During the Term, Group shall provide HR support services for Tech, including support from Mike Reilly, Head of HR at Group, together with such other Group personnel as Group may designate. The HR Services shall include, as applicable and reasonably necessary during the Term, employee relations support, personnel administration support, leave administration coordination, onboarding and offboarding coordination, policy administration support, and routine HR advisory support.

3.2 Payroll Administration and Benefits Coordination. During the Term, Group shall provide payroll administration support and benefits administration coordination for the applicable transitioned employees through Group's existing systems and arrangements, specifically including payroll, 401(k), employee stock purchase plan (“ESPP”), health, dental, and such other existing employee benefits as the applicable employees currently receive, in each case solely to the extent permitted by Applicable Law, the governing plan documents, insurer requirements, third-party administrator requirements, and internal plan rules.

3.3 Accounting Coordination. Commencing on the Closing Date and continuing for a period not to exceed thirty-one (31) days, Group shall provide accounting coordination support to facilitate overlap and handoff between Group accounting personnel and Tech accounting personnel. Such support may include coordination of books and records access, close procedures, account reconciliations, handoff discussions, and related transition matters.

3.4 Service Levels. Group shall use commercially reasonable efforts to perform the Services in a manner substantially consistent with the support historically provided by Group to Tech prior to Closing, taking into account the transitional nature of the Services, personnel availability, and Buyer cooperation.

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3.5 No Guarantee of Availability or Outcome. Group does not guarantee uninterrupted service, error-free processing, or any specific business, accounting, tax, employment, or operational result.

4.- RESPONSIBILITIES OF BUYER AND TECH

4.1 Cooperation. Buyer and Tech shall cooperate in good faith with Group and shall provide such access, records, approvals, instructions, data, employee information, and decision-making support as Group reasonably requests in order to perform the Services.

4.2 Timely Instructions. Buyer and Tech shall be responsible for timely communicating personnel actions, compensation changes, payroll instructions, benefits elections, accounting matters, and other operational decisions that affect the Services.

4.3 Business Decisions Reserved to Buyer and Tech. Except as expressly set forth herein, Buyer and Tech shall remain solely responsible for all business decisions, employment decisions, legal compliance decisions, and operational decisions relating to Tech after Closing.

4.4 Accuracy of Information. Buyer and Tech shall be responsible for the accuracy and completeness of all information they provide to Group in connection with the Services.

5.- FEES; COST REIMBURSEMENT; BILLING

5.1 Reimbursement of Employee and Other Costs. Buyer shall reimburse Group for all Employee Costs and all other documented out-of-pocket costs and expenses actually incurred by Group in providing the Services, including payroll processing costs, benefit costs, insurance costs, payroll tax costs, accounting support costs, software or system costs, and other agreed transition expenses (collectively, “Reimbursable Costs”).

5.2 Handling Fee. Group shall be entitled to add the Handling Fee to the Reimbursable Costs invoiced under Section 5.1.

5.3 Monthly Invoices. Group shall invoice Buyer monthly in arrears. Each invoice shall set forth, in reasonable detail, the Reimbursable Costs, any Handling Fee, any agreed credits, and the net amount due.

5.4 Payment Terms. Buyer shall pay each undisputed invoice within thirty (30) days after receipt.

5.5 Invoice Disputes. If Buyer disputes any invoice or portion thereof in good faith, Buyer shall deliver written notice to Group within ten (10) Business Days after receipt of the invoice, specifying in reasonable detail the disputed amount and the basis for dispute. Buyer shall timely pay the undisputed portion, and the parties shall work in good faith to resolve the disputed portion promptly.

5.6 Interest on Late Payments. Any undisputed amount not paid when due shall accrue interest from the due date until paid at the lesser of (a) one percent (1.0%) per month and (b) the maximum lawful rate.

6.- PAYROLL; BENEFITS; EMPLOYMENT MATTERS

6.1 Coordination With Employee Leasing Agreement. To the extent any employees are leased or remain on Group payroll while providing services for Tech, the parties acknowledge that the Employee Leasing Agreement shall govern the allocation of certain employment-related responsibilities. In the event of any direct conflict between this Agreement and the Employee Leasing Agreement on a leasing-specific issue, the Employee Leasing Agreement shall control.

6.2 No Independent Grant of Benefits Rights. Nothing in this Agreement creates any independent right in any employee, former employee, dependent, or beneficiary to compensation, bonus, severance, equity, or benefits.

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6.3 Benefits Subject to Governing Rules. All payroll and benefits administration services, including 401(k), ESPP, health, dental, and other benefit administration, are subject to the governing plan documents, third-party administrator procedures, insurance carrier terms, securities law considerations, tax rules, and Applicable Law.

6.4 No Promise of Unchanged Benefits. Group does not represent or warrant that any particular benefit arrangement can remain unchanged throughout the Term.

6.5 Employment Decisions. Unless otherwise expressly set forth in the Employee Leasing Agreement, Buyer and Tech shall be solely responsible after Closing for decisions regarding job duties, supervision, hiring, discipline, termination, compensation changes, and workplace conduct affecting Tech personnel.

7.- RECORDS; CONFIDENTIALITY; DATA SECURITY

7.1 Use of Information. Each party shall use Confidential Information solely for purposes of performing or receiving the Services and exercising rights under this Agreement.

7.2 Protection of Confidential Information. Each party shall protect the other party's Confidential Information using at least the same degree of care it uses to protect its own similar information, but in no event less than reasonable care.

7.3 Permitted Disclosures. A party may disclose Confidential Information to its Representatives who have a need to know such information for purposes of this Agreement, provided such Representatives are bound by confidentiality obligations equally as restrictive as the confidentiality obligations in this Agreement. In the event a party is requested or required to disclose the other party’s Confidential Information pursuant to Applicable Law, such party shall, to the extent legally permitted, provide the other party with prompt written notice of such request or requirement so that the other party may seek an appropriate protective order at its own expense. If, failing the entry of a protective order, the party is compelled to disclose the Confidential Information of the other party, the party shall disclose only that portion of the other party’s Confidential Information that is required to be disclosed and shall exercise commercially reasonable efforts to obtain assurances that confidential information will be accorded to that portion of the other party’s Confidential Information that is being disclosed.

7.4 Personal Data and Employee Records. Each party shall comply with Applicable Law applicable to employee information, payroll information, and other personal data processed in connection with the Services. The parties shall reasonably cooperate regarding any data incident, employee request, audit, or inquiry relating to such information.

8.- COMPLIANCE; LIMITATIONS OF SERVICES

8.1 Compliance With Law. Each party shall comply with Applicable Law applicable to its performance under this Agreement.

8.2 No Legal, Tax, or Accounting Advice. Unless expressly stated otherwise, Group is not providing legal advice, tax advice, or independent accounting opinions under this Agreement.

8.3 No Fiduciary Relationship. Group is acting solely as a contractual service provider and not as a fiduciary, trustee, investment adviser, insurer, or guarantor.

8.4 Dependence on Third Parties. Certain Services may depend on payroll processors, insurers, plan administrators, carriers, financial institutions, or other third parties. Group shall not be liable for delays or failures caused by such third parties except to the extent resulting from Group's gross negligence or willful misconduct.

9.- INDEMNIFICATION; LIABILITY LIMITATIONS

9.1 Indemnification by Group. Group shall indemnify, defend, and hold harmless Buyer, Tech, and their respective Representatives from and against losses, damages, liabilities, costs, and expenses arising from (a) Group's material breach of this Agreement, (b) Group's gross negligence or willful misconduct in performing the Services, or (c) Group's failure to comply with Applicable Law in connection with payroll or benefits administration functions actually undertaken by Group under this Agreement.

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9.2 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Group and its Representatives from and against losses, damages, liabilities, costs, and expenses arising from (a) Buyer's or Tech's material breach of this Agreement, (b) the gross negligence or willful misconduct of Buyer or Tech, (c) any employment decision, workplace act, supervision matter, or operational matter for which Buyer or Tech is responsible after Closing and/or Buyer's failure to comply with Applicable Law in connection with any of the foregoing, (d) inaccurate, incomplete, or untimely information or instructions supplied by Buyer or Tech, or (e) the operation of Tech after the Closing Date excluding any such loss, damage, liability, cost or expense that arises from Group’s gross negligence or willful misconduct.

9.3 Exclusion of Certain Damages; Limitation of Liability. Except for fraud, willful misconduct, confidentiality breaches, or to the extent actually awarded in any third-party claims, neither party shall be liable to the other for incidental, consequential, special, exemplary, or punitive damages. In no event will the aggregate liability of Group or its Affiliates under this Agreement exceed the aggregate amount of all payments actually made by Buyer to Group hereunder.

10.- TERMINATION

10.1 Scheduled Expiration. Unless earlier terminated in accordance with this Agreement, this Agreement shall expire automatically at 11:59 p.m. Eastern time on December 31, 2026.

10.2 Mutual Termination. The parties may terminate this Agreement at any time by mutual written agreement.

10.3 Termination for Material Breach. Either party may terminate this Agreement upon written notice if the other party materially breaches this Agreement and fails to cure such breach within ten (10) Business Days after receiving written notice thereof.

10.4 Partial Termination of Specific Services. The parties may agree in writing to terminate one or more Services while continuing the balance of this Agreement.

10.5 Effect of Termination. Termination of this Agreement shall not affect accrued rights or obligations. Buyer shall remain liable for all fees, Reimbursable Costs, and other amounts incurred through the effective date of termination, together with any reasonable wind-down costs incurred by Group.

11.- MISCELLANEOUS

11.1 Independent Contractors. The parties are independent contractors. Nothing in this Agreement creates a partnership, joint venture, agency, co-employment relationship, or other special relationship between the parties.

11.2 Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except that Buyer may assign this Agreement to an Affiliate that acquires Tech or substantially all of the business of Tech, provided Buyer remains liable unless released by Group in writing.

11.3 Entire Agreement. This Agreement, together with the STA, Schedule 1, Schedule 2, and any written amendments hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof.

11.4 Amendment. This Agreement may be amended only by a written instrument signed by both parties.

11.5 Notices. Notices under this Agreement shall be given in the manner set forth in the STA unless the parties agree otherwise in writing.

11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

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11.7 Venue; Jury Trial Waiver. The venue and jury trial waiver provisions set forth in Sections 19.10 and 19.11 of the STA are incorporated by reference into this Agreement, mutatis mutandis.

11.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail transmission of a “.pdf” or other similar data file shall be effective as delivery of a manually executed counterpart to this Agreement.

11.9 Successors and Assigns. This Agreement and all the obligations and rights hereunder shall inure to the successors and permitted assigns of the parties hereto.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

GROUP:
DUOS TECHNOLOGIES GROUP, INC.

By: /s/ Frank D. Recker
Name: Frank D. Recker
Title: Chief Executive Officer

BUYER:
SANDBANK ACOSTA, LLC

By: /s/ Javier G. Acosta
Name: Javier G. Acosta
Title: Member

SCHEDULE 1 – SERVICES

As per below schedule, the following services may be elected:

1. HR SERVICES

Group shall provide HR support services during the Term, including:

  employee relations support;
  personnel administration support;
  onboarding and offboarding coordination;
  leave administration coordination;
  policy administration support;
  support from Mike Reilly, Head of HR at Group; and
  other routine HR support reasonably necessary to support the transition.

2. PAYROLL AND BENEFITS ADMINISTRATION

Group shall provide payroll administration support and benefits administration coordination during the Term, specifically including:

  payroll processing;
  payroll tax processing coordination;
  401(k) administration coordination;
  ESPP administration coordination;
  health benefits administration coordination;
  dental benefits administration coordination; and
  other existing employee benefit administration support to the extent lawfully and administratively available.

3. ACCOUNTING COORDINATION

For the period from the Closing Date through the date thirty-one (31) days thereafter, Group shall provide accounting coordination support, including transition handoff coordination, books and records access coordination, and related accounting transition support.

4. BILLING MECHANICS

Group shall bill Buyer monthly for Reimbursable Costs, utilizing the rates outlined in Schedule 1A below, and any other agreed expenses and will add a 5% Handling Fee to the reimbursable amount.

Billings will be net of any reimbursement due Buyer for the services provided by the employee listed in Schedule 1B below.